Exhibit 23.6

CONSENT

I hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of Alon Holdings Blue Square-Israel Ltd. (the "Company”) to be filed on or about October 3, 2011 of the summary of my appraisal of the Company's investment property under the captions "Property and Equipment" (note 6a) and “Investment Property” (note 7i) in the consolidated financial statements of Alon Holdings Blue Square-Israel Ltd. contained in the Annual Report on Form 20-F of Alon Holdings Blue Square-Israel Ltd. for the year ended December 31, 2010.

Tel Aviv, Israel	/s/ Nachum Preminger
October 3, 2011	Real Estate Appraisal